Exhibit 10.1

SEVERANCE AGREEMENT

AND RELEASE OF ALL CLAIMS

This Severance Agreement and Release of All Claims (“Agreement”) between Jeremy D. Rossen (“Employee”) and Somera Communications, Inc., including any and all affiliated companies (“Company”), sets forth the agreed upon terms and conditions concerning the severance of Employee’s employment with Company. These terms and conditions are as follows:

1. Termination of Employment. By entering into this Agreement, Employee hereby agrees and understands that his employment with Company shall terminate effective December 1, 2005 (the “Separation Date”).

2. Severance Pay. In consideration for Employee entering into this Agreement, Company shall pay Employee the amounts indicated in Section 7(a) in that certain Executive Employment Agreement dated and effective as of April 2, 2004 made by and between Company and Employee (the “Employment Agreement”). Employee and Company acknowledge that no bonus amounts were earned by or paid to Employee for the two (2) fiscal quarters prior to the Separation Date.

3. Final Compensation. As of the Separation Date, and except for the obligations created by this Agreement or obligations due and payable prior to the Separation Date, Employee shall be paid all compensation to which he is entitled in connection with his employment with Company, including salary and accrued vacation up to and including the Separation Date.

4. Health Insurance Coverage. Employee’s health benefits under Company’s medical, dental, vision and other plans (the “Company Plans”) will terminate effective as of 11:59 p.m. on December 31, 2005. Upon Company ceasing to provide Employee health benefits under the Company Plans, Employee and each eligible dependent who constitutes a qualified beneficiary, as defined in Section 4980B(g)(1) of the Internal Revenue Code of 1986, as amended, will be eligible to continue coverage under the Company Plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA), within the time period prescribed pursuant to COBRA. As additional consideration for Employee entering into this Agreement, Company shall waive the cost for Employee to continue Employee’s group medical coverage with Company as provided in Section 7(a) of the Employment Agreement. Except as specifically provided herein or as otherwise required by law, Employee will not be entitled to accrue or otherwise enjoy any employee fringe benefits, including, but not limited to, vacation, 401(k), life insurance or any disability benefits following the Separation Date.

5. Release and Discharge of Claims. In consideration for the premises and covenants contained herein, Employee irrevocably and unconditionally releases and discharges Company and all affiliated and related entities, and their respective directors, agents, officers, shareholders, employees, subsidiaries, predecessors, successors and assigns, from any and all claims, liabilities, obligations, promises, causes of actions, actions, suits, or demands, of whatsoever kind or character, known or unknown, suspected to exist or not suspected to exist, anticipated or not anticipated, arising from or related or attributable to Employee’s employment with Company, his separation from such employment (“Claims”). Such Claims include, but are not limited to, claims based upon any violation of Company’s policies and regulations or any written or oral contract or agreement between Company and Employee, claims based upon employment discrimination or harassment of any kind or nature, and claims based upon alleged violation of the California Fair Employment and Housing Act, Labor Code section 132a, Title VII of the Civil Rights Act of 1964 as Amended, 42 U.S. Code section 1983, the United States or California Constitutions, the Americans With Disabilities Act, Federal or State wage and hour laws (including but not limited to claims relating to the date of payment of Employee’s accrued vacation time), or any other State of Federal statutes or laws. Employee further acknowledges that such Claims also include claims based on the Age Discrimination in Employment Act and the Older Workers’ Benefit Protection Act. Employee further covenants and agrees not to sue Company and all affiliated and related entities, and their respective agents, officers, shareholders, employees, subsidiaries, predecessors, successors and assigns, in connection with any of the above-mentioned Claims.

6. General Release. Employee understands that this Agreement extends to all claims of every nature and kind, known or unknown, suspected or unsuspected, past, present, or future, arising from or attributable to the above-referenced matters and disputes. Employee acknowledges that any and all rights granted him under section 1542 of the California Civil Code, or any other analogous Federal or State law or regulation, are hereby expressly waived. Section 1542 of the California Civil Code reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM MIGHT HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Employee further acknowledges that he is aware that after executing this Agreement, Employee or Employee’s agents may discover claims or facts in addition to or different from those that he now knows of with respect to the subject matter of this Agreement, but it is Employee’s intention to release all such claims.

7. No Admission of Liability. The parties understand, acknowledge and agree that this is a voluntary agreement, and that the furnishing of consideration for this Agreement shall not be deemed or construed at any time or for any purpose as an admission of liability by either party, each party expressly denying liability for any and all claims.

8. Review of Agreement. Employee acknowledges that he has been given at least twenty-one (21) days to review and consider this Agreement, and that he had the right to, and was encouraged to, consult with legal counsel regarding this Agreement.

9. Revocation Period. Employee further acknowledges that he has been advised that he has seven (7) days from the date this Agreement is signed to revoke this Agreement. To be effective, the revocation must be in writing and must be received by the President of the Company on or before midnight on the seventh (7th) day after this Agreement is signed. Company’s obligation to provide any amounts or other benefits under this Agreement does not become final and binding until the expiration of the seven (7) day revocation period and so long as this Agreement has not been revoked during such period.

10. Confidentiality. Employee shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall continue to comply with the terms and conditions of the Confidentiality Agreement between Employee and Company (the “Confidentiality Agreement”). Employee understands that the Confidentiality Agreement remains in full force and effect. Employee shall return all Company property and confidential and proprietary information in Employee’s possession to Company within five (5) days of the Separation Date. Employee further understands that the terms of this Agreement, and the negotiations hereof, shall be considered confidential information of Company for purposes of the Confidentiality Agreement.

11. Return of Property. Employee represents and acknowledges that he has returned or will return within fifteen (15) days of the Separation Date to Company all property of Company in his possession or under his control, including but not limited to files, laptop computer, all related software, office keys and credit cards; provided that Employee may retain his cellular phone and related equipment. Employee further represents that warrants that he has no other Company properly in his possession or under his control, including hard copy or electronically stored documents, computer disks, written policies or procedures or other documents pertaining to any past, present or known prospective clients of Company, and that he has not given these or similar items to any third party, except in the course and scope of his employment with Company.

12. Non-competition/Non-solicitation. As further consideration for Company entering into this Agreement and receiving payments hereunder, Employee agrees that Employee shall continue to be bound by the terms and conditions of Section 10 of the “Employment Agreement”. Employee agrees and acknowledges that Employee’s right to receive the payments set forth in Section 2 of this Agreement is conditioned upon Employee adhering to the provisions of Section 10 of the Employment Agreement.

13. No Cooperation. Employee agrees that Employee will not act in any manner that might damage the business of the Company. Employee agrees that Employee will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, stockholder or attorney of the Company, unless under a subpoena or other court order to do so.

14. Non-Disparagement. Each of the Parties agrees to refrain from any defamation, libel or slander of the other Party, and in the case of the Company, its officers, directors, employees, investors, stockholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, or tortious interference with the contracts and relationships of the other Party, and in the case of the Company, its officers, directors, employees, investors, stockholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns.

15. Arbitration. The parties agree that any controversy or claim arising out of or relating to this Agreement, or any dispute arising out of the interpretation or application of this Agreement, which the parties hereto are unable to resolve, shall be finally resolved and settled exclusively by arbitration as provided in the Arbitration Agreement between the Company and Employee which is incorporated by reference herein.

16. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17. General Interpretation. The terms of this Agreement have been prepared by the parties to this Agreement and the language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent. This Agreement shall be construed without regard to any presumption or rule requiring construction against the party causing such instrument or any portion thereof to be drafted, or in favor of the party receiving a particular benefit under this Agreement. If any term, provision, covenant or condition of this Agreement shall be or become illegal, null, void or against public policy, or shall be held by any court of competent jurisdiction to be illegal, null or void or against public policy, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected, impaired or invalidated thereby.

18. Entire Agreement. This Agreement, together with the Arbitration Agreement, the Confidentiality Agreement, the Employment Agreement, and the Summary Transition Plan and Agreement of even date herewith (the “Transition Plan”), incorporated by reference herein, constitutes the complete understanding between Company and Employee. No other obligations or agreements shall be binding unless in writing and signed by these parties. The parties represent to each other that they are not relying on any other agreement or oral representations not fully expressed in this Agreement and the agreements incorporated by reference herein. This Agreement, together with the Arbitration Agreement, the Confidentiality Agreement, the Employment Agreement, and the Transition Plan, incorporated by reference herein, sets forth the entire agreement between the parties hereto and fully supersedes any and all prior agreements or understandings, written or oral, between the parties hereto pertaining to the subject matter hereof.

19. Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

THE ABOVE TERMS AND CONDITIONS ARE HEREBY AGREED TO BY THE UNDERSIGNED PARTIES.

Dated: November 15, 2005		Dated: November 15, 2005

COMPANY		EMPLOYEE

/S/ DAVID W. HEARD		/S/ JEREMY D. ROSSEN
By:	David W. Heard,	By:	Jeremy D. Rossen
President & Chief Executive Officer